Exhibit 99.1

July 15, 2021

FG New America Acquisition Corp.
105 S. Maple Street
Itasca, IL 60143

Reference is made to that certain Business Combination Agreement, dated as of February 9, 2021, by and among (i) FG New America Acquisition Corp. (the “Buyer”), (ii) Opportunity Financial, LLC (the “Company”), (iii) OppFi Shares, LLC (“OFS”), and (iv) Todd Schwartz (the “Members’ Representative”) (as may be amended, restated, modified or supplemented from time to time, the “BCA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the BCA.

By signing below:

(i)	the Company, OFS and the Members’ Representative hereby acknowledge and agree that, as of 12:01 A.M. New York time on July 15, 2021, the closing condition set forth in Section 8.1(c)(iii) of the BCA is hereby waived by the Company, OFS and the Members’ Representative, but only to the extent that Available Closing Date Cash is not less than eighty three million dollars ($83,000,000); and

(ii)	Buyer, the Company, OFS and the Members’ Representative agree to revise the Company A&R LLCA and Investor Rights Agreement to provide that an aggregate of 11,600,000 Retained Company Units (and any Equity Securities (as defined in the Investor Rights Agreement) into which such units may be exchanged) shall not constitute Lock-Up Shares (as defined in the Investor Rights Agreement) and shall not be subject to the Lock-Up Period (as defined in the Investor Rights Agreement), including with the respect to the rights to exchange such units into Class A Shares pursuant to the Company A&R LLCA.

Except as necessary to effectuate the waiver provided hereby, the terms of the BCA remain in full force and effect and are not being modified, amended or waived in any other respect. This waiver letter shall be governed by, and construed in accordance with, the BCA.

FG NEW AMERICA ACQUISITION CORP.

By:	/s/ Larry G. Swets, Jr
	Name:	Larry G. Swets, Jr.
	Title:	Chief Executive Officer

Acknowledged and accepted this 15th
day of July, 2021:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
	Name:	Jared Kaplan
	Title:	Chief Executive Officer

OPPFI SHARES, LLC

By:	/s/ Todd Schwartz
	Name:	Todd Schwartz
	Title:	Manager

MEMBERS’ REPRESENTATIVE

By:	/s/ Todd Schwartz
	Name:	Todd Schwartz